Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Bank Holdings Corporation:

We consent to the incorporation by reference in the registration statement No. 333-184054 and No. 333-222792 on Form S-3 and No. 333-204071 and No. 333-195785 on Form S-8 of National Bank Holdings Corporation and subsidiaries (the Company) of our reports dated March 1, 2019, with respect to the consolidated statements of financial condition of the Company as of December 31, 2018 and 2017, the related consolidated statements of operation, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10 K of National Bank Holdings Corporation.

Kansas City,  Missouri

March 1, 2019